Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-122969 and 333-129015) of Ballistic Recovery Systems, Inc. and subsidiary of our report dated December 14, 2006, which appears on page F-22 of this annual report on Form 10-KSB for the year ended September 30, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

December 22, 2006